Exhibit 99.2

FINAL TRANSCRIPT

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Conference Call Transcript

MRVC - Q1 2008 MRV Communications Earnings Conference Call

Event Date/Time: Apr. 30. 2008 / 1:30PM PT

Exhibit 99.2-1

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Final Transcript
 Apr. 30. 2008 / 1:30PM PT, MRVC — Q1 2008 MRV Communications Earnings Conference Call
CORPORATE PARTICIPANTS
Anne-Marie Frisch
MRV Communications, Inc. — Investor Relations
Noam Lotan
MRV Communications, Inc. — President, CEO
Guy Avidan
MRV Communications, Inc. — CFO, PAO
CONFERENCE CALL PARTICIPANTS
Jack Whelan
Alpha One Watch — Analyst
Tim Quinland
Mayo Capital — Analyst
Greg Waters
Investors Asset Management — Analyst
PRESENTATION

Operator
Ladies and gentlemen, thank you very much for standing by, and welcome to the MRV Communications first quarter and year ending 2008 financial results call. During today’s presentation all parties will be in the listen-only mode.
Following the presentation the conference will be open for questions and answers. (OPERATOR INSTRUCTIONS)
I would now like to turn the conference over to Anne-Marie Frisch with Investor Relations. Please go ahead, Ma’am.

Anne-Marie Frisch — MRV Communications, Inc. — Investor Relations
Thank you, Mike.
Good afternoon, everyone and thank you for joining us today to discuss MRV’s 2008 first-quarter financial results.
I am joined today by Noam Lotan, President and CEO, and Guy Avidan, CFO of MRV Communications.
Earlier this afternoon, the company issued a press release reporting its first quarter, for the first quarter ended March 31, 2008. A financial presentation designed to guide participants through the call is available.
The press release along with the presentation can both be viewed from the investor relations section of MRV’s website at ir.mrv.com. A taped replay of this call that can be accessed by phone will be available approximately two hours after the call’s conclusion and will be available for one week.
The dial-in numbers and pass code are available on our website and will be provided at the conclusion of today’s call. This call is also being webcasted live and a web replay will also be available. Both may be accessed at ir.mrv.com.
We would like to remind you that during the course of today’s call, MRV’s management may make forward-looking statements, including financial projections, statements as to the plans and objectives of management for future operations and statements as to the company’s future economic performance, finance condition or result of operations.
Exhibit 99.2-2

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Final Transcript
 Apr. 30. 2008 / 1:30PM PT, MRVC — Q1 2008 MRV Communications Earnings Conference Call
They forward-looking statements are not historical facts but rather are based on management’s current expectations and beliefs and are based on information currently available to us.
Words such as may, will, expect, intends, plans, believes, targets, estimates, forecasts and variations of these words are intended to identify forward-looking statements. By discussing our current perception of our market and making these forward-looking statements, we are not undertaking an obligation to provide updates in the future.
MRV’s actual results may deliver materially from those projected in these forward-looking statements and no one should assume that at any future date today’s forward-looking statements will then project the estimates of management.
Any future product future or related specification that may be referenced in today’s call are for information purposes only and are not commitments to deliver any technology or enhancements. MRV reserves the right to modify future product plans at any time.
These forward-looking statements portion of our press release issued today, as well as the risk factor sections of our 10-Ks and 10-Qs filed with the SEC disclose risks that could cause differences.
Additional risks not known to us from our business generally may also impair our business by conditions or results of operations or would prevent us from realizing our current expectations.
I’d now like to turn the call over to Noam Lotan, MRV’s President and CEO. Noam.

Noam Lotan — MRV Communications, Inc. — President, CEO
Thank you, Anne-Marie and good afternoon, everyone and thank you for joining us today.
I’m very pleased to report that MRV had a very solid first quarter.
It was the highest revenue first quarter in our history.
Revenue for the quarter was a record $126 million, a 40% increase over Q1 of last year.
2008 is the 20th anniversary year for MRV and this was a great start to the year. We experienced strong revenue growth in network equipment and in optical components.
Both related to deployments of regional, metro and networks, domestic and internationally. These networks provide the infrastructure required to deliver broadband connectivity and tripleplay services to residential and business customers. We are pleased with our growth and we expect that it will continue in Q2.
Our Network Equipment segment exhibited strength primarily in Metro Ethernet but also in the defense and aerospace division. Network Equipment grew 30% year over year. This growth coupled with good operational controls brought the network equipment segment to a near break even for the quarter. Really we’re gaining market share in network equipment. Our growth rate is well above industry average and is driven by the strength of our product and demand for Metro Ethernet in both domestic and international markets.
As we expected, revenue from network integration declined sequentially from a seasonally strong fourth quarter. It was a bit softer than our expectations and posted a slight loss in Q1. These segments, which historically have almost always been profitable is expected to improve in Q2.
In our Optical Components segment of Source Photonics, we had a strong revenue growth from both our Legacy Optical Group and Integrated Fiberxon Group.
First quarter optical component revenue was 50 million, reflecting a year-over-year growth of 21% organically and 118% including Fiberxon. As you know, we are on file with the SEC for an IPO of Source Photonics. Therefore, information regarding Source Photonics is highly regulated by the process. For this reason, me and Margalit, the CEO of Source Photonics, will again not be on the call today. Instead Guy Avidan will give a brief overview of Source Photonics’ Q1 results shortly.
Exhibit 99.2-3

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Final Transcript
 Apr. 30. 2008 / 1:30PM PT, MRVC — Q1 2008 MRV Communications Earnings Conference Call
Overall on a consolidated basis, I’m happy to see the business moving in the right direction.
There are two main factors that impacted our bottom line this quarter.
First, we have made great progress with the Fiberxon integration but it is still impacting earning growth.
Secondly, we had a modest lost in our network integration business this quarter partly due to currency. Importantly growth in our metro equipment drove dramatic improvement to the bottom line. We’re excited about that because this segment is crucial to our ongoing business as it is one of our core growth engines.
Our markets will continue to grow as today’s telecommunications network evolve to support both share growth in network traffic and especially growth in high bandwidth applications like streaming video, peer-to-peer networking and conference rich website.
Growth is driving the main for capacities in service providers network. We remain competitive, our carrier customers undergo a process of business transformation. Our product enabled them to renew their network infrastructure in order to provide this high bandwidth video, voice and data services.
I’m pleased to announce that in Q1, MRV was selected to supply telecom with access of the solutions of the new European Metro Ethernet initiative. This important win is based on the Optiswitch platform.
During the quarter the same product line also won deployment with a tier 1 carrier in North America and a tier 1 MSO in Israel. We are very proud of this important achievement.
It is too early to assess the near term revenue impact. However, this certainly provides a solid foundation for future growth. The OS 900 series is well received and has already started making an impact on other deployments both in Europe and in North America.
The OS 900 series next generation carrier Ethernet, network interface device or NID. It enables service providers to share their metro internet portfolio in a carrier ethernet competitive environment.
The Metro Ethernet Forum, MEF, has been using the term NID to refer to a network element that terminates a Metro Ethernet network. NIDs are usually located at the customer premises and provide a clean demarcation between the customer’s network and the Metro Ethernet network. Element terminates both ethernet transport and service domain.
The OS 900 series implements full NID services as defined by the MEF with enough flexibility to assure a future proof solution for service expansion. It incorporates the same MRV, (Inaudible) master OS, our modular operating system, which has a reach feature sets and service aware capabilities.
Two days ago we announced the TereScope TS-10GE, the industry’s first wireless 10 gigabit Ethernet system. The system has been named Best of Interop finalists in the wireless and mobility category at the 2008 Interop Show being held this week in Las Vegas.
This (Inaudible) device provides wireless solution for extending backbone networks between multiple buildings without the need for fiber optic cable plans and without compromising our speed. With well over 7,000 links deployed, MRV has the most experience in the market at selling, installing and servicing free space optic equipment.
Our vision going forward is towards packet optical networks. Trends are converging and networking. The (Inaudible) thread of IP and the increasing use of optical networks, Optical packet networks are therefore the next evolution in networking. With our rich technology heritage, we aim to be one of the top five leaders in packet optical network hardware.
Optical packet networks combine packet traffics and wavelengths and optical packet network with GMPLS provides the ability to deliver services with the look and feel of today’s circuit switch network like SCH. In this emerging field of packet networking, MRV is extremely well positioned. We have 20 years of experience in optical innovations and more than 10 years experience in carrier Metro Ethernet.
Exhibit 99.2-4

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Final Transcript
 Apr. 30. 2008 / 1:30PM PT, MRVC — Q1 2008 MRV Communications Earnings Conference Call
Where other players may have to acquire technologies or private label other product, we saw this trend long time ago and have much of the technology in-house.
We have expertise in delivering solutions for the optical edge of the network and are able to combine wavelength, transport and MPLS packet services on a single platform.
I’d like to take this opportunity to comment about being green.
You may not know it but the color for 20th anniversary is green and in 2008 as MRV celebrates its 20th, we are in the process of becoming a greener company. One of our divisions is already certified for ISO 14,000, which is the standard for environment management systems. In addition, our product generally but not always, consume less power than their respective competitors for the same functionality.
That means we help customers reduce their environmental footprint, be more environmentally responsible, and save money too.
As a matter of fact, we also provide managed power solutions which are helping one of the largest network equipment manufacturers save up to $1 million a year in utility cost, in just one of their facilities.
In summary, I am pleased with our first quarter, which was our best first quarter on record.
I believe that our three reporting segments, network equipment, network integration and optical components, provide both product and geographic specification that benefit the company during the ups and downs of the global economy.
While we continue to focus on growth, consistent profitability is very much a priority and a near term focus for MRV.
While market share is still a priority, we need to take a balanced approach and leverage our position in the market into bottom line results.
With that said, let me now turn the call over to Guy Avidan, our CFO, to go over the financial details for the quarter. Guy.

Guy Avidan — MRV Communications, Inc. — CFO, PAO
Thank you, Noam.
I will first review our consolidated financial results, provide you with further details on our network equipment, network integration and optical segment, and then I will close with our outlook for the second quarter of 2008.
On a consolidated basis, we are reporting strong year-over-year revenue growth in the first quarter, which is within our previously given guidance. We reported record first quarter revenue of 125.6 million, a 40% increase compared to 89.7 million in the same period last year.
The revenue decreased approximately 11% from 140.9 million in the preceding fourth quarter due to normal seasonality. This quarter gross margins were approximately 30% on a consolidated basis. This compared with margins of 32% in the same period last year, which did not include Fiberxon.
The Q4 ‘07 the margins was 28% which was impacted by a 2.3 million inventory writeoff and provisions associated with Photonics. Our total operating costs of expenses including share base compensation and the intangibles during the quarter reflect at 40 million. Operating costs and expenses as a percentage of revenue was 32% for the first quarter this year compared with 34% last year.
On a consolidated basis, this quarter we reported a net loss of 3.7 million or a $02 per share, which is within the profitability guidance we gave on the last earning call. I would like to make it clear that this net loss figure includes 1.3 million in shared based compensation expenses and .7 million in a intangibles.
Now, I will provide some additional details and highlights on our three segments on a stand alone basis.
Exhibit 99.2-5

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Final Transcript
 Apr. 30. 2008 / 1:30PM PT, MRVC — Q1 2008 MRV Communications Earnings Conference Call
As Noam mentioned, our network equipment segment grew significantly. The network equipment group had strong growth and reported 31 million in revenue, including segment sales which was up 30% from the same quarter in the prior year revenue and stood at 23.6 million.
Network equipment revenue slightly declined from the prior seasonality strong quarter. The strength in Q1 network equipment sales was driven by our Optiswitch platform in both Europe and North America and solid demand for our Fiber Driver and LambdaDriver product lines.
The Optiswitch is Metro Ethernet solution business blocks and can serve as a termination device for Optical transport networks. This quarter the revenue growth for the Optiswitch exceeded the carrier ethernet market 25% average and we believe increased our market share, especially in North America.
The product is very well equipped to address the packet optical market that seems to be one of the fastest growing segment for MRV. Geographically, our network equipment product sales grew 35% in North America and 43% in Europe year over year.
The revenue growth in North America is primarily attributed to the success of the strategy team we have put in place over the past two years. Gross margin for our network equipment group were 49% compared with 48% in the first quarter of the previous year. Operating expenses for the metro equipment group slightly increased to 15.4 million from 14.6 million in Q1, ‘07. The operating loss for the network equipment group significantly improved.
The group reported an operating loss of 0.4 million compared with a loss of 3.3 million in the first quarter of the prior year. Moving to our network integration group reported revenue was 49.1 million for the first quarter and up 5% year over year. Although Q1 is a seasonally soft quarter for this group. Sales were lower than we expected because of the delay with one customer in Europe.
We expected to capture this revenue in the second quarter. Gross margin for our network integration group were 24%, flat with first quarter of the previous year. Operating expenses for the network integration group were 11.6 million compared with 8.9 million in Q1, 2007.
The year-over-year increase in operating expenses is attributed to the erosion of the U.S. dollar compared with local currencies in Europe and some salary increase in Europe. The network integration group reported an operating loss of about 100,000 compared with an operating income of 2.5 million in the first quarter of the prior year.
During the quarter 7.6% of our network integration sales were composed of our internally developed network equipment product. This compares with 7.9% in the previous quarter. Our goal remains to take advantage of this strong self-channel into tier 1 carriers in Europe and increase this percentage over time.
We aim to keep reducing expenses as percentage of sales in both our network equipment and integration groups by keeping expenses relatively stable on an absolute basis while continuing to post good year-over-year growth on the top line.
Now, I will briefly highlight for results for the first quarter. The first quarter of 2008 was the third quarter operating Source Photonics with a combined operations of Luminent and Fiberxon. Revenue for the quarter was 50 million, a slight decline from the previous quarter and 118% increase from Q1 2007. Source Photonics’ gross margin was 20.5% compared with 17% in Q4 ‘07 and 24% in the first quarter of 2007.
Gross margin in the first quarter of 2007 was negatively impacted by 2.3 million in inventory write-down and provision, adjusting for this write-down, gross margin would have been sequentially flat.
Gross margin in the first quarter of 2007 was positively impacted by the one time 2.9 million in deferred revenue. Source Photonics’ operating expenses for the quarter were 10.5 million, which include .7 million in the intangible and approximately .7 million of shared-based compensation expense. Reported operating loss for Source Photonics was .2 million, which included (Inaudible) of intangibles and share based compensation.
Again, we are very pleased with Source Photonics’ results during Q1 and congratulate their on their continued progress.
Now for a quick summary of our consolidated balance sheet.
In the first quarter end we had total cash and cash equivalent time deposit and investment of 81 million, an approximate 4 million decrease attributed to a decrease in inventory to prepare for a ramp-up in Q2 sales. (Inaudible) increase to 129.5 million from 128.4 million in the prior quarter. Our sales outstanding were at 94 days up from 83 days in the prior quarter.
Exhibit 99.2-6

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Final Transcript
 Apr. 30. 2008 / 1:30PM PT, MRVC — Q1 2008 MRV Communications Earnings Conference Call
As we discussed in the past, our DSOs are affected by the longer collection cycle typical in certain European markets and an increase in sales in China. Inventories increased by 12.4 million to 99 million from 87 million last quarter. Our inventory turn was 3.6 times on an annualized basis.
Now turning to our guidance, we believe the company’s three reporting segments provide both product and geographic diversity that benefit the company during difficult economic times.
Despite negative economic indicators, we are encouraged by internal indicators for continuing momentum in our network equipment and optical component groups.
Further, we believe the companies of the three reporting segments provide both product and geographic diversity that will benefit the company during difficult economic times.
We currently forecast Q2 ‘08 revenues to be in the range of 135 million to 140 million. Year over year growth of approximately 32% to 37%. On the bottom line, we are currently forecasting net income of $0.01 per share to a net loss of $0.02 per share for the second quarter, which includes share based compensation expense expected to be approximately $0.01 per share.
Our ability to reach the high end of our profitability guidance range will depend on our ability to execute on our goals to improve overall margins and control on expenses in the second quarter. I will now turn the call to the operator for the Q and A session.
Exhibit 99.2-7

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QUESTION AND ANSWER

Operator
Thank you, sir. (OPERATOR INSTRUCTIONS) Our first question comes from the line of Jack Whelan with Alpha One Watch. Please go ahead.

Jack Whelan — Alpha One Watch — Analyst
Yes, Noam. Congratulations on the 20th Anniversary.
I’d like to see any moves as far as becoming a greener company to go to the bottom line.
I’m kind of concerned that Q2 guidance is very encouraging on the top line, but I have to tell you it sounds very, very discouraging on the bottom line.
I can’t see any moves that the company could make in the area of green that contributes to the benefits of the shareholder.

Noam Lotan — MRV Communications, Inc. — President, CEO
Thank you, Jack.
I think if you heard Guys’ guidance, we’re guiding for an upside of $0.01 profit, which also includes a $0.01 in the noncash share-based compensation, et cetera. So the upside was actually the positive, and on the negative side I think it was minus two, right, Guy?

Guy Avidan — MRV Communications, Inc. — CFO, PAO
Yes.

Jack Whelan — Alpha One Watch — Analyst
All right. Thank you.

Noam Lotan — MRV Communications, Inc. — President, CEO
Yes, but the specific reference with the greener product, certainly this is a — we perceive it to be an emerging area where both people that are interested, either in conserving power and reducing their environmental footprint, you know, I won’t go into situations where the power has to be going to a UPS mode and in that case you have to turn down or turn off the sequence of equipment in a certain environment to make the UPS last longer, for example. So we’re trying to focus on areas like this. And in general, just our equipment is generally environmentally friendlier, and as I said, we’re in the process of certifying our divisions to full ISO 14000, which is also a new standard for environment management services.
So we are certainly going in that direction. I can go into more details but I’m not sure that that’s the right forum right now, but trust me, there’s a lot more going here on that.

Jack Whelan — Alpha One Watch — Analyst
Okay.
Exhibit 99.2-8

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Final Transcript
 Apr. 30. 2008 / 1:30PM PT, MRVC — Q1 2008 MRV Communications Earnings Conference Call

Operator
Thank you, sir. The next question comes from the line of Tim [Quinland] with Mayo Capital. Please go ahead.

Noam Lotan — MRV Communications, Inc. — President, CEO
Hey, Noam.

Tim Quinland — Mayo Capital — Analyst
Hi, Tim. I have kind of a series of questions if you don’t mind.
First, if you’d take a look at the network equipment segment, right? You guys are doing a great job growing the revenues there. That’s pretty clear.
I’d like to understand how much of the Q1 ‘08 revenue number had any kind of Optiswitch upside from some of the big carriers you talked about in the number.
Secondly, within the segment, I kind of want to understand why on a sequential basis gross margins actually declined, despite what you said was a recovery in your — both your Metro Ethernet business plus your defense business coming back strong there. That doesn’t jive with me. I’m just trying to figure out what the delta would be there on the gross margin side.

Noam Lotan — MRV Communications, Inc. — President, CEO
Okay. There’s two questions, right, Tim?

Tim Quinland — Mayo Capital — Analyst
Yes, in this segment. I can get back in the queue later if you want.

Guy Avidan — MRV Communications, Inc. — CFO, PAO
No problem. For the first question, we don’t specify product. I can say just in North America the gross of the (inaudible) was by far higher than 200% and the carrier that Noam just mentioned before, France Telecom, is not really contributing yet to the revenue. This is future revenue that will start this year and hopefully will take us many years forward.
Regarding the gross margin, second question, I don’t know if you remember in Q4, we had one-time income from service. That’s why the Q4 gross margin was 53%, which is much higher than our average in ‘07. Obviously, that’s our target, the networking product for ‘08 but we’re not there yet.

Tim Quinland — Mayo Capital — Analyst
I’m sorry. Guy, what is the target gross margin that you guys go to market to in this — in your own network equipment segment? I thought it was in the 55 range.

Guy Avidan — MRV Communications, Inc. — CFO, PAO
Exhibit 99.2-9

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Final Transcript
 Apr. 30. 2008 / 1:30PM PT, MRVC — Q1 2008 MRV Communications Earnings Conference Call
Well, our long-term goal is to be above the 50 and it does fluctuate quarterly based on product mix, but, you know, we certainly are in the — doing whatever we can to get it above the 50% line.

Tim Quinland — Mayo Capital — Analyst
Okay. Can I just follow up on this Optiswitch, the OS 900 series opportunity? When you look out over the next couple of years, are these — these seem like almost program opportunities that could be multiyear in duration and can you just kind of give me a sense that — of the size and scale of this opportunity relative to some of — maybe some of the other opportunities you’ve had in the past? Are these multiples? I mean, these are tier 1 carriers. Is this a huge opportunity here for you guys?

Guy Avidan — MRV Communications, Inc. — CFO, PAO
Talking about the carrier that Noam named, France Telecom, France Telecom currently is one of the biggest european carriers. The opportunity is not just in France. It’s all over Europe.
We are not authorized to say numbers regarding this carrier, but based on previous business that we used to do with this carrier, we know it’s a multimillion per year deal and the NAD, the demarcation product that we are selling can provide any type of service from point to point to multipoint to multipoint, so we can cover a lot of France telecom customers. So we know the deployment will be big.

Tim Quinland — Mayo Capital — Analyst
Okay.

Noam Lotan — MRV Communications, Inc. — President, CEO
And let me add, Tim, that the — being in the access portion of the network is actually a plus in the sense that you don’t get a one-time shot deal, which then disappears, but it actually — you get to ship based on the growth of the carrier that is providing services. So, you know, I’d like to look at it more than (inaudible) if you are successful in penetrating and bidding your competitors and that, then you basically have a license to grow with the carrier as they deploy services. And that’s really what I like on that because you’re basically generating recurring revenue on an ongoing basis for years to come.

Tim Quinland — Mayo Capital — Analyst
And is this — I think you mentioned the last call, Noam, that this was both a wireless and a wire line opportunity. Is that fair?

Noam Lotan — MRV Communications, Inc. — President, CEO
Well, last quarter we talked about another win, which is in the wireless back haul services.

Tim Quinland — Mayo Capital — Analyst
Okay.

Noam Lotan — MRV Communications, Inc. — President, CEO
And that happened to have the same product line involved but the other wins that I just described are specifically on wire line applications.
Exhibit 99.2-10

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Final Transcript
 Apr. 30. 2008 / 1:30PM PT, MRVC — Q1 2008 MRV Communications Earnings Conference Call

Tim Quinland — Mayo Capital — Analyst
Okay. All right. Just if I have — I’ll get back in the queue after this question but can we talk about the network integration group.
A couple of — a couple points.
One, can you just help me understand the huge delta year on year in terms of the operating cost. Maybe give me some more clarity on the amount of currency impact and where that got you and also what I should be modeling as we go forward here in terms of that number.
That’s a huge increase year on year.

Noam Lotan — MRV Communications, Inc. — President, CEO
Large portion of the increase in OpEx was contributed to fluctuation of the dollar versus the local currency, European integration are based on Euro, Swedish currency, Norwegian currency and Swiss currency, all of them actually behave more or less like the euro. That was the largest part of the increase and the remaining part was some increase in headcount and some salary increase.

Tim Quinland — Mayo Capital — Analyst
Okay.

Noam Lotan — MRV Communications, Inc. — President, CEO
We do believe that Q2, we will bring some of those costs down. Probably not at the same level that we have a year ago, but certainly better than what we are in now.

Tim Quinland — Mayo Capital — Analyst
And just — just a follow-on on Jack’s question about, you know, sort of profitability, Noam, can you just give me a sense of sort of is there a systematic approach going on within the company to really look at the overall margin structure of all products that are being sold to drive margins higher?
Because, you know two years ago you really talked about kind of getting in front of the opportunity. You’ve done that.
It seems that you’ve got some very good products positioned in the right space in the Metro Ethernet market. Is it now time to sort of go back and sort of look across the product portfolio to see what you can do to improve the margins and is that going on now?

Noam Lotan — MRV Communications, Inc. — President, CEO
Absolutely. This is a process.
I mean, we have already effected the price adjustment in international markets and we are currently now looking at our product portfolio to see where we can impact the product at pricing on the domestic side. We are certainly much more careful with discounts.
On the flip side of that, sometimes when you are on a competitive situation and you want to be considered seriously and win the project, you obviously have to show more flexibility. So there’s always that balance.
Exhibit 99.2-11

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Final Transcript
 Apr. 30. 2008 / 1:30PM PT, MRVC — Q1 2008 MRV Communications Earnings Conference Call
But definitely we are in the process of reviewing and as I said, we have recently recently increased prices on our international markets and we will do the same most likely on a selected basis in North America. We are also looking very carefully at our expenses and we are considering all kind of measures that will help us get to profitability.
Obviously, this is very high on our mind and we are not losing sight of that.
We have — you know, we have things that we can do and certainly we understand that this is a market where you have to deliver in this environment not only market share, but also bottom line results. And our strategy all along has been to try to hold operating expenses at a certain constant level, while increasing revenue and hopefully increasing gross profit as well.
Certainly on the equipment side it works, it worked in Q4 and it worked in Q1. So in two quarters in a row, we’re actually showing some pretty good results on the equipment side.
And so that’s really the direction we’re heading, but we are looking at every possible item, both starting from the list price all the way down to expense levels.

Tim Quinland — Mayo Capital — Analyst
Okay. Great. I’ll get back in the queue. Thanks.

Noam Lotan — MRV Communications, Inc. — President, CEO
Okay. Thanks.

Operator
Thank you. (OPERATOR INSTRUCTIONS) The next question comes from the line of Greg Waters with Investors Asset Management. One moment, please. Go ahead with your question.

Greg Waters — Investors Asset Management — Analyst
Good afternoon. A couple of questions.
First of all, fairly sizable increase in inventory, about 15% from last quarter. What was that due to the contract in Europe and the U.S., I mean, the back haul and the European contract with FT?

Noam Lotan — MRV Communications, Inc. — President, CEO
Regarding the inventory increase, as mentioned before, we are forecasting an increase of about $13, $14 million from Q1 to Q2 and that inventory should enable us through the sales growth in Q2.
Specifically, we already have the backlog. So it’s not a risk.

Greg Waters — Investors Asset Management — Analyst
Okay. Then you mentioned two tier 1 customers, one for Europe and one for North America.
Is that in addition to the wireless back haul customer that was announced last quarter or is that included in the North American?
Exhibit 99.2-12

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Final Transcript
 Apr. 30. 2008 / 1:30PM PT, MRVC — Q1 2008 MRV Communications Earnings Conference Call

Noam Lotan — MRV Communications, Inc. — President, CEO
Yes, Greg, that’s in addition to what we announced last quarter.

Greg Waters — Investors Asset Management — Analyst
Okay. Can we get any — I know that you last quarter on the conference call had suggested there might be press release regarding the back haul customer from last quarter.
Can you at least give us some sort of color as to what type of customer it is? Is it — what type of technology? I mean, it is back haul. Is it OS 900, 9000? Is it for WiMax? Is it for General Cellular?

Noam Lotan — MRV Communications, Inc. — President, CEO
It is OS 900 for General Cellular and to answer your question about press release, still in the process of getting approvals, as, you know, these are heavy, complex organization, takes time to get approvals. But, you know, we hope to be able to announce that sometimes in the very near future.
I will certainly have a lot of other announcement, particularly related to product in the upcoming next com show in June. And some of the things that I discussed in our prepared remarks with respect to optical networks, I will certainly be addressing some of those during the next com show.

Guy Avidan — MRV Communications, Inc. — CFO, PAO
Just to add one thing, you asked before about the technology, circuit and relation TDM over the Ethernet based on the OptiSwitch 900M which is a modular device.

Greg Waters — Investors Asset Management — Analyst
Really quickly, the North American tier 1 customer was that in the United States and or was that north of the United States?

Guy Avidan — MRV Communications, Inc. — CFO, PAO
I cannot say.

Greg Waters — Investors Asset Management — Analyst
Okay. Great. Thanks.

Guy Avidan — MRV Communications, Inc. — CFO, PAO
Thank you.

Operator
Thank you, sir. The next question is a follow-up question from Tim Quinland. Please go ahead, Sir.
Exhibit 99.2-13

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Final Transcript
 Apr. 30. 2008 / 1:30PM PT, MRVC — Q1 2008 MRV Communications Earnings Conference Call

Tim Quinland — Mayo Capital — Analyst
Okay. Thanks, guys.
I know it’s hard for you guys to give, I’m sure you’re in NDA’s on this new business opportunities that you’ve got, but this is kind of unique for you guys having tier 1 carriers. And I guess I’m trying to understand the size of the opportunity, Noam.
Is there any industry data that you could kind of point me to to suggest the size of this opportunity?

Noam Lotan — MRV Communications, Inc. — President, CEO
Well, I mean, generally there’s industry data related to Metro Ethernet, the services that carriers are deploying and obviously, that runs in the billions and it grows in the double digit, but to be more specific as to your question in the — first of all, to be (inaudible) into a tier 1 carrier regardless of the application is a big — is a great accomplishment, and that’s obviously a result of lot of the hard work and paying close attention to customers’ requirement and basically working with them and then afterwards still competing with 10 or 12 other equipment vendors that all vie for the same piece of business and winning.
To try to quantify the opportunity, I think the one we mentioned with France Telecom is clearly a — kind of a general deployment, which is specifically related to their service offering, which when launched, which we expect it to be launched this year, will start contributing to revenue.
And the other one is the deployment of a tier ,1 which is linked to a specific project. It’s not necessarily a nationwide deployment, but it is — I think it’s — has a reasonable slice to make it interesting for us. And we also know this is a license for us to expand that relationship into other — other projects, other deployments within that carrier.
So I’m not sure if I can — if that answers your question directly, but I did the best I can.

Tim Quinland — Mayo Capital — Analyst
Okay. All right.
And can you also, Noam, help me understand the — sort of the growth and the headcount in the context of controlling the expense structure, cost side. Sequentially you grew probably 50, 60 people in the quarter.

Noam Lotan — MRV Communications, Inc. — President, CEO
I think the — Tim, the only growth that we had was specifically growth manufacturing headcount in China, that was partially offset by reduction in headcount in North America and this is all related to our optical component business. We also increased the headcount in R&D in China as well.
So, you know, this is a — we’re basically expanding in the territory and without being too specific, I mean, clearly, we’ve already outlined what strategy is for us in the optical component and that is to take advantage of the — both the China market itself, as the market that is growing rapidly, and also as a tremendous opportunity for us to become more and more competitive in the optical component. And so we’re in the middle of that expansion and it’s actually taking place.

Tim Quinland — Mayo Capital — Analyst
Noam, are you ever going to be in the position to break out your sort of China based revenues coming out of that segment or —

Noam Lotan — MRV Communications, Inc. — President, CEO
Exhibit 99.2-14

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Final Transcript
 Apr. 30. 2008 / 1:30PM PT, MRVC — Q1 2008 MRV Communications Earnings Conference Call
I think it’s more — it’s a Source Photonics question right now and I think, like we said, we’re trying to limit the information right now because of the registration process that is ongoing right now.
But I’m sure it will come up when the time is right.

Tim Quinland — Mayo Capital — Analyst
Okay. Are you able to talk at all about sort of what you’re seeing in the fiber to prim or the G pon space, as far as what’s going on there. There’s a lot of press about what Verizon is doing in New York city, et cetera, or is that kind of off limits until something is resolved?

Noam Lotan — MRV Communications, Inc. — President, CEO
Generally it’s off limits but obviously the information on Verizon and their growth which is in the 23%, I believe, is public information, and, you know, we always — we have more and more employees that are becoming customers so we get firsthand experience here.
There are clearly, many, many other GPON and GEPON projects that are going on around the world, Japan, Korea, China and Europe, to name a few and we are involved in many of them.

Tim Quinland — Mayo Capital — Analyst
Okay. But yet we’ve been unable to really gain any insights into that segment of your business for the last two quarters as you’re kind of in limbo here.
Do you have a — sort of a — you know, a plan in place, particularly against a potential obligation to fulfill additional consideration as part of the original deal? I mean, how long is this going to kind of go on for? Do you know?

Noam Lotan — MRV Communications, Inc. — President, CEO
You know, I cannot be specific, only to say that this is a process that’s moving and I’m actually quite pleased with the progress, but I’m really not able to give you any further information on that.

Tim Quinland — Mayo Capital — Analyst
Okay. All right.

Noam Lotan — MRV Communications, Inc. — President, CEO
Sorry about that, Tim.

Tim Quinland — Mayo Capital — Analyst
Okay. Thanks, Noam, I appreciate it.

Noam Lotan — MRV Communications, Inc. — President, CEO
Thanks.
Exhibit 99.2-15

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Final Transcript
 Apr. 30. 2008 / 1:30PM PT, MRVC — Q1 2008 MRV Communications Earnings Conference Call

Operator
Thank you. That’s all the time we have for questions. I’d like to turn it back to management for closing remarks.

Noam Lotan — MRV Communications, Inc. — President, CEO
Thank you, operator. I want to thank everyone for being on the call today. We are happy with our first quarter performance, which certainly gave us a great start for the year and we anticipate continued success during 2008. And with that, I want to thank you and wish you a great afternoon. Thank you very much and we will see you on the next call. Thank you.

Operator
Thank you. Ladies and gentlemen, this does include the MRV communications first quarter and year ending 2008 financial earnings results conference call. You may now disconnect, and thank you for using AT&T Teleconferencing.

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Exhibit 99.2-16

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1st Quarter 2008
Financial Results Teleconference

Connectivity Unlimited™

Connectivity Unlimited(tm) 1st Quarter 2008 Financial Results Teleconference Connectivity Unlimited(tm)
Exhibit 99.2-17

Connectivity Unlimited(tm) Forward-Looking Statements This presentation contains statements regarding future financial and operating results of MRV, MRV's expected revenues and net income (loss) for the second quarter of 2008 that ends on June 30, 2008, management's belief that MRV is positioned to take advantage of key emerging industry trends and management's expectations regarding those trends, and other statements about management's future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management's current expectations, estimates, forecasts and projections about MRV, as well as MRV's future performance and the industries in which MRV operates, in addition to managements' assumptions. These statements constitute forward- looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "envisions," "estimates," "targets," "intends," "plans," "believes," "seeks," "should," "forecasts," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Actual results could differ materially because of the following factors, among others, which may cause revenues, gross margins and income (loss) to fall short of anticipated levels: vigorous competition relating to our entry into new markets or from our existing markets; market acceptance of new products; continued market acceptance of existing products and continued success in selling the products of other companies; product price discounts; the timing and amount of significant orders from customers; delays in product development and related product release schedules; obsolete inventory or product returns; warranty and other claims on products; technological shifts; the availability of competitive products at prices below MRV's prices; the continued ability to protect MRV's intellectual property rights; changes in product mix; maturing product life cycles; product sale terms and conditions; currency fluctuations; implementation of operating cost structures that align with revenue growth; the financial condition of MRV's customers and vendors; adverse results in litigation; the impact of legislative actions; higher insurance costs; potential new accounting pronouncements; the effects of terrorist activity and armed conflict; disruptions in general economic activity and changes in MRV's operations and security arrangements; the effects of travel restrictions and quarantines associated with major health problems, such as the Severe Acute Respiratory Syndrome, on general economic activity; decreases in corporate information technology spending or other changes in general economic conditions that affect demand for MRV's products. For further information regarding risks and uncertainties associated with MRV's businesses, please refer to the "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Risk Factors" sections of MRV's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting MRV's investor relations department or at MRV's investor relations website at http://ir.mrv.com. All information in this presentation is as of April 30, 2008. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV's expectations.

Connectivity Unlimited(tm) MRV Speakers Introduction Anne-Marie Frisch Investor Relations Overview & Highlights Noam Lotan President and CEO Financial Review Guy Avidan CFO Q & A

Connectivity Unlimited(tm) Connectivity Unlimited(tm) 1st Quarter 2008 Financial Results Teleconference Overview & Highlights Noam Lotan President and Chief Executive Officer

Overview & Highlights

First Quarter Revenue by Segment
In $ 000's
50,000
45,000
40,000
35,000
30,000
25,000
20,000
15,000
10,000
Q1 '05
Q1 '06
Q1 '07
Q1 '08
Network Equipment Group
Optical Components Group
Network Integration Group

Proprietary and Confidential
Connectivity Unlimited™

Connectivity Unlimited(tm) Overview & Highlights In $ 000's

Connectivity Unlimited(tm) Connectivity Unlimited(tm) 1st Quarter 2008 Financial Results Teleconference Financial Review Guy Avidan Chief Financial Officer

MRV Key Measures

Key Measures

(in $000's)	Q1 '08	Q4 '07	Q3 '07	Q2 '07	Q1 '07
Cash[1]	**82,155**	86,373	86,214	107,435	116,726
Accounts receivable, net	**129,455**	128,368	116,231	98,264	84,956
Days receivables[2]	**94**	83	91	88	86
Inventories	**99,118**	86,676	85,539	68,800	65,215
Days inventory[2]	**102**	78	91	87	97
Short-term obligations[3]	**29,265**	28,931	34,651	22,765	21,565
Convertible Notes	**-**	-	-	23,000	23,000
Revenue	**125,586**	140,896	115,700	101,962	89,679
Y/Y Growth %	**40%**	37%	29%	17%	16%
Headcount	**~2,510**	~2445	~ 2,365	~ 1,405	~ 1,415

(1) Includes cash and cash equivalents, short and long-term marketable securities and time deposits

(2) Presented in terms of days

(3) Includes short-term obligations and current portion of long-term debt

Proprietary and Confidential Connectivity Unlimited™

Connectivity Unlimited(tm) Key Measures

Results of Operations

Quarterly Results of Operations

(in $000's)	Q1 '08	Q4 '07	Q1 '07	Quarter-Over-Quarter Q1 '08 vs. Q4 '07 $ Chg	% Chg	Year-Over-Year Q1 '08 vs. Q1 '07 $ Chg	% Chg
Revenue	**125,586**	140,896	89,679	(15,310)	(11%)	35,907	40%
Gross profit	**37,134**	39,403	28,316	(2,269)	(6%)	8,818	31%
Gross margin (%)	***30%***	*28%*	*32%*				
R&D expenses	**10,530**	9,490	7,306	1,040	11%	3,224	44%
SG&A expenses	**28,784**	29,465	22,739	(681)	(2%)	6,045	27%
Amortization of intangibles	**653**	1,100	-	(447)	(41%)	653	NM
Total operating expenses	**39,967**	40,055	30,045	(88)	0%	9,922	33%
Operating income (loss)	**(2,833)**	(652)	(1,729)	(2,181)	335%	(1,104)	64%
Net income (loss)	**(3,680)**	(1,381)	(2,216)	(2,299)	166%	(1,464)	66%
Earnings per share:							
Basic	**($0.02)**	($0.01)	($0.02)				
Diluted	**($0.02)**	($0.01)	($0.02)				
Weighted average number of shares:							
Basic	**157,152**	157,000	125,758				
Diluted	**157,152**	157,000	125,758				

Proprietary and Confidential

Connectivity Unlimited™

Connectivity Unlimited(tm) Results of Operations

MRV Network Equipment Group

Quarterly Results of Operations - Network Equipment Group

(in $000's)	Q1 '08	Q4 '07	Q1 '07	Quarter-Over-Quarter Q1 '08 vs. Q4 '07 $ Chg	% Chg	Year-Over-Year Q1 '08 vs. Q1 '07 $ Chg	% Chg
Revenue	**30,649**	31,173	23,569	(524)	(2%)	7,080	30%
Gross profit	**14,991**	16,559	11,310	(1,568)	(9%)	3,681	33%
Gross margin (%)	***49%***	*53%*	*48%*				
Operating costs and expenses	**15,432**	15,900	14,584	(468)	(3%)	848	6%
Operating income (loss)	**(441)**	**659**	**(3,274)**	**(1,100)**	**(167%)**	**2,833**	**(87%)**

Proprietary and Confidential Connectivity Unlimited™

Connectivity Unlimited(tm) Network Equipment Group

MRV Network Integration Group

Quarterly Results of Operations - Network Integration Group

(in $000's)	Q1 '08	Q4 '07	Q1 '07	Quarter-Over-Quarter Q1 '08 vs. Q4 '07 $ Chg	Quarter-Over-Quarter Q1 '08 vs. Q4 '07 % Chg	Year-Over-Year Q1 '08 vs. Q1 '07 $ Chg	Year-Over-Year Q1 '08 vs. Q1 '07 % Chg
Revenue	**49,087**	63,062	46,951	(13,975)	(22%)	2,136	5%
Gross profit	**11,533**	13,182	11,369	(1,649)	(13%)	164	1%
Gross margin (%)	***23%***	*21%*	*24%*				
Operating costs and expenses	**11,640**	11,463	8,865	177	2%	2,775	31%
Operating income (loss)	**(107)**	**1,719**	**2,504**	**(1,826)**	**(106%)**	**(2,611)**	**(104%)**

Proprietary and Confidential
Connectivity Unlimited™

Connectivity Unlimited(tm) Network Integration Group

MRV Optical Components Group

Quarterly Results of Operations - Optical Components Group

(in $000's)	Q1 '08	Q4 '07	Q1 '07	Quarter-Over-Quarter Q1 '08 vs. Q4 '07 $ Chg	Quarter-Over-Quarter Q1 '08 vs. Q4 '07 % Chg	Year-Over-Year Q1 '08 vs. Q1 '07 $ Chg	Year-Over-Year Q1 '08 vs. Q1 '07 % Chg
Revenue	**49,999**	51,137	22,918	(1,138)	(2%)	27,081	118%
Gross profit	**10,181**	8,752	5,564	1,429	16%	4,617	83%
Gross margin (%)	***20%***	*17%*	*24%*				
Operating costs and expenses	**10,480**	10,270	4,226	210	2%	6,254	148%
Operating income (loss)	**(299)**	**(1,518)**	**1,338**	**1,219**	**(80%)**	**(1,637)**	**(122%)**

Proprietary and Confidential

Connectivity Unlimited™

Connectivity Unlimited(tm) Optical Components Group

MRV

Revenue Analysis by Geographical Region

Revenue by Geographical Region

(in $000's)	Q1 '08	Q4 '07	Q1 '07	Quarter-Over-Quarter Q1 '08 vs. Q4 '07 $ Chg	Quarter-Over-Quarter Q1 '08 vs. Q4 '07 % Chg	Year-Over-Year Q1 '08 vs. Q1 '07 $ Chg	Year-Over-Year Q1 '08 vs. Q1 '07 % Chg
Americas	**41,364**	46,223	27,101	(4,859)	(11%)	14,263	53%
Europe	**64,622**	71,084	55,392	(6,462)	(9%)	9,230	17%
Asia Pacific	**19,530**	23,657	7,123	(4,127)	(17%)	12,407	174%
Other regions	**70**	(68)	63	138	(203%)	7	11%
Total revenue	**125,586**	**140,896**	**89,679**	**(15,310)**	**(11%)**	**35,907**	**40%**

Proprietary and Confidential

Connectivity Unlimited™

Connectivity Unlimited(tm) Revenue Analysis by Geographical Region

Connectivity Unlimited(tm) Connectivity Unlimited(tm) 1st Quarter 2008 Financial Results Teleconference Q & A

Connectivity Unlimited™

Thank You

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Connectivity Unlimited(tm) Closing Thank You Connectivity Unlimited(tm) Connectivity Unlimited(tm)